Exhibit 10.2

November 4, 2024

Julie Zeiler

Re: Transitional Services and Separation Agreement

Dear Julie:

This letter agreement follows our conversations regarding your employment with iRobot Corporation (the “Company”). This confirms that you will be transitioning from your role as Chief Financial Officer (“CFO”) of the Company and, ultimately, from your employment with the Company. The Company greatly appreciates your service to the Company and would like to make this transition as smooth as possible. Consistent with that, the Company is offering you an opportunity continue your at-will employment during a transition period and receive pay and benefits in connection therewith.

Regardless of whether you enter into the Agreement below, the following bulleted terms and obligations apply:

•The Company shall pay your salary plus all accrued but unused vacation to which you are entitled through the Separation Date.
•Your eligibility to participate in the Company’s group medical, dental and/or vision plans (as applicable to you) ceases on the Separation Date in accordance with the terms and conditions of the health and dental plans. You may elect to continue your benefits under these plans (as applicable) in accordance with and subject to the law known as COBRA.
•Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.
•Basic Life and/or Supplemental Life insurance that was in force at the time of your termination may be converted to an individual own policy at your own expense. Please refer to the enclosed application forms.
•iRobot Fund for the Future 401(k) Plan – for information on your 401(k) plan including distributions, loan repayment or rollover provisions, please contact Fidelity online at www.netbenefits.com or call them at 800-294-4015,

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•The Company shall reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy within ten (10) days of the Separation Date.
•You shall have the right to continue to vest in any iRobot restricted stock units subject solely to time-based vesting (“RSUs”) and performance-based restricted stock units (“PSUs”) that you hold through the Separation Date (as defined below) and you shall have the right to exercise any vested Company stock that you hold, pursuant to and subject to the terms of any and all applicable iRobot equity plans and awards agreements (collectively, “Equity Documents”). Subject to the terms of the Agreement below, which provide you with the opportunity for equity acceleration, all unvested equity awards will lapse and be forfeited on your Separation Date.
•You are subject to continuing obligations under your Noncompetition & Nonsolicitation Agreement with the Company dated January 9, 2017 (the “Noncompete/Nonsolicit Agreement”) your Invention & Confidentiality agreement dated January 9 2017, and under Sections 7 and 11 of your Amended and Restated Executive Agreement with the Company (the “Executive Agreement”) (which, together with any other confidentiality, restrictive covenant and other Continuing Obligations you have to any of the Releasees (as defined below), including the covenants to which you agree by signing the Agreement below, are referred to herein as the “Continuing Obligations”).
The terms set forth above will not be affected by whether or not you agree to the terms set forth below.
The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for your transition from the Company, including releasing the Company and related persons or entities from any claims and permitting you to receive the Advisor Payments described below.
You acknowledge that you are entering into this Agreement voluntarily.
By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.
Subject to your performance of your obligations set forth herein and the execution and non-revocation of the Agreement, you acknowledge and agree that:
1.Transition from CFO Role
You shall remain employed as CFO and continue to provide your existing services to the Company, until December 2, 2024 (unless the Company earlier terminates your employment for Cause, as defined below) (such date, the “Transition Date”). You are expected to continue to operate in your capacity as CFO during this period. All compensation and benefits for which you currently are eligible remain unchanged during this timeframe, subject to plan and contractual terms. Specifically, you will (i) be paid your current base salary rate; (ii) continue to vest in your iRobot stock options, RSUs and PSUs, (as and if applicable), subject to the terms of the Equity Documents; and (iii) continue to be eligible for other employee benefits offered by the Company, subject to applicable plan and policy terms in effect from time to time.

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You further agree to (i) cooperate with the Company as to the timing and content of the announcement of your transition; (ii) execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate any resignations of your officer position, named executive officer position and any other positions you occupy at the Company (which shall not take effect until December 2, 2024 subject to this Agreement); and (iii) take such steps as the Company reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information, or customer relationships to the Company.
2.Role as Advisor to CFO; Separation Date
(a)Following the Transition Date, it is expected that you will continue to be employed as an at-will “Advisor to the CFO” until no later than March 28, 2025 (such date, the “Anticipated Separation Date”). Your last day of employment, whether it is the Anticipated Separation Date or an earlier date (i.e. if you earlier resign or are terminated by the Company for Cause, as defined below), shall be referred to as the “Separation Date.” The parties may mutually agree in writing to extend the Separation Date. The time period between the Transition Date and the Separation Date shall be referred to as the “Transition Period.”
(b)During the Transition Period, in your role as Advisor to the CFO, you agree to (i) assist in the transition of responsibilities to the new CFO (Ms. Wong); (ii) assist with the handover of planning & forecasting responsibilities; (iii) support the closing of the Company’s 2024 financial reporting; (iv) support the finalization of the Company’s 2025 annual operating plan; (v) support the Company’s refinancing effort; and (vi) perform such other duties as the Board, the new CFO or the Company’s Chief Executive Officer the CEO reasonably request.
(c)During the Transition Period, you will serve in a full-time capacity until at least January 31, 2025, which date may be extended by mutual agreement between you and the Company (such date, or a subsequent last date if extended by the Company, the “Full-Time End Date.”)
(d)Between the Full-Time End Date and March 28, 2025 (the “Part-Time Period”), you will serve in a 60% capacity, i.e. 3 days per week.
(e)During the Transition Period, you will (i) be paid your current base salary rate (which shall be prorated to account for your 60% work schedule during the Part-Time Period) (the “Base Salary”); (ii) continue to vest in your iRobot stock options, RSUs and PSUs, (as and if applicable), subject to the terms of the Equity Documents; and (iii) continue to be eligible for other employee benefits offered by the Company, subject to applicable plan and policy terms in effect from time to time. However, you will not be eligible for any bonus from the Company for 2025. To avoid doubt, during the Transition Period, you will remain subject to all applicable Company policies and procedures, including, but not in any way limited to, the Company’s Insider Trading Policy.
3.Severance Benefits

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(a)If you (i) do not resign and are not terminated by the Company for Cause on or before March 28, 2025 (or such later date as the parties mutually agree in writing); and (ii) comply with this Agreement and not breach your Continuing Obligations;, the Company will provide you with the following “Severance Benefits”:
i.The Company shall pay you severance of twelve (12) months of your annualized Base Salary rate of $500,000 (the “Severance Pay”). The Company shall pay you Severance Pay as salary continuation in substantially equal monthly installments on its regular payroll dates applicable to your position with the Company, beginning with the first such payroll date after the Separation Date.
ii.Subject to your timely election of COBRA rights, and if you remain eligible for benefit continuation under COBRA, the Company will pay the regular employer portion of your applicable health, vision and/or dental premiums to the same extent as if you had remained employed with the Company, until the earliest of (i) the twelve (12) month anniversary of the Separation Date (ii) the date upon which you become covered under a comparable group plan for such applicable coverage or (iii) the date that you otherwise become ineligible under COBRA (the “Benefit Continuation Period”). During this Benefit Continuation Period, you will still be responsible for the active employee portion (as in effect on the Separation Date) of any premiums for these plans and the 2% COBRA administration fee (this fee is based on the total premium). At the end of your Benefit Continuation Period, you and/or your beneficiaries may continue your health and/or dental insurance for the remainder of the COBRA period at your own expense, to the extent you and they remain eligible. You agree to inform the Company promptly upon your eligibility for group health insurance from a subsequent employer, and you agree to respond promptly to the Company’s COBRA-related inquiries
iii.Notwithstanding anything to the contrary in the Equity Documents the Company shall accelerate the vesting of the portion of your Company RSUs that would have vested had you remained employed by the Company until the twelve (12) month anniversary of the Separation Date (the “Accelerated RSUs”), effective on the Separation Date. Other than the Accelerated RSUs, all other unvested stock options, RSUs and PSUs shall expire, be forfeited and become null and void on the Separation Date. Your stock options, RSUs (including without limitation the Accelerated RSUs) and (if applicable) PSUs shall otherwise remain subject to the Equity Documents in all respects.
(b)You agree that the above Severance Benefits are in excess of those for which you are eligible under the Executive Agreement, and you hereby waive any right to severance benefits or other compensation and benefits under the Executive Agreement; provided, however, that you do not waive, and you remain eligible for, the “Change in Control Benefits” as described in Section 5(a) of that Amended and Restated Employment

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Agreement between you and the Company (the “EA”), subject to the EA’s terms, and any such Change in Control Benefits would supersede and replace the Severance Benefits provided herein.
(c)To avoid doubt, if, prior to the Anticipated Separation Date, the Company terminates your employment without Cause (defined below) (which to avoid doubt, shall include your termination due to your death), the Company will provide you with the Severance Benefits, at the times and subject to the conditions described in subsection (a) above. In addition, the Company will add payment of your base salary for the period from the new (and earlier) separation date until the Anticipated Separation Date (such period, the “Early Termination Period”), which will be added to your severance pay in Section 3(a)(i), and will have the COBRA subsidy period described in 3(a)(ii) extended to cover the Early Termination Period. In the event of a termination due to your death, the Company will provide your estate with the Severance Benefits, unless prohibited by law or the terms of applicable plans.
(d)To avoid doubt, if the Company terminates your employment for Cause, as defined below, or if you resign before the Anticipated Separation Date, or if you breach this Agreement or your Continuing Obligations, you will not be eligible for the Severance Benefits.
(e)“Cause” shall mean (i) your material breach of any Continuing Obligations (as defined in this Agreement)(provided that you receive the same process and rights as set forth in the sentence beginning with “Notwithstanding” in the below reproduced “Cause” definition) or (ii) any grounds for Cause defined in the Executive Agreement, which Cause definition is reproduced herein for reference:
“Cause” shall mean any one or more of the following: (i) Your failure or refusal to perform your duties on behalf of the Company or your unsatisfactory performance (except due to Disability) [as defined in the Executive Agreement] for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure, refusal or unsatisfactory performance; (ii) Your commission of a felony or misdemeanor involving deceit, dishonesty or fraud; (iii) disloyalty, willful misconduct or breach of fiduciary duty by you; or (iv) Your violation of any confidentiality, developments or non-competition agreement or any written employment polices related to conduct such as harassment or any code of conduct. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Company’s Board of Directors (the “Board”) (excluding you if you are a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to you and an opportunity for you to be heard by the Board) finding that you have, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.
4.Tax Treatment
The Company shall have the right to deduct from all amounts payable hereunder any taxes required by law to be withheld with respect to such amounts The provisions of this Agreement

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shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt from the requirements of Section 409A. None of the Releasees makes any representation or warranty and no Releasee shall have any liability to you or any other person if any payment under any provision of this Agreement is determined to constitute deferred compensation under Section 409A that is subject to the 20% tax under Section 409A.
5.Return of Property
(a)You may retain your Company laptop (or a substantially similar laptop) and cell phone, provided that you agree to provide such equipment to the Company, upon Company request, to ensure erasure of Company date in connection with the Separation Date. You may retain all contact list(s), and your personal effects from your Company office.
(b)Other than as provided in the above subsection (a), you agree to return to the Company on or before the Separation Date (or such earlier date as is reasonably requested by the Company), all Company property, including, without limitation, computer equipment, robots, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all such property to the Company, you commit to deleting and finally purging any duplicates of files or documents that contains Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you later discover that you continue to retain any Company property, you shall return it to the Company immediately.
6.Continuing Obligations.
To avoid doubt, you agree that your obligations under Section 5 (Return of Property), 8 (Non-disparagement), 9 (Confidential Information) and 10 (Confidentiality of Agreement-Related Information) of this Agreement constitute Continuing Obligations (in addition to the Continuing Obligations described above)
Notwithstanding anything to the contrary set forth in the Continuing Obligations, you hereby agree that: (i) you are not eligible for any garden leave pay or other noncompetition consideration under the Continuing Obligations or otherwise, (ii) your post-employment noncompetition obligations to the Company, and your other obligations to the Company, under the Continuing Obligations and/or otherwise nevertheless are in full effect are fully enforceable, regardless of the circumstances of your termination; and are incorporated herein as if newly entered-into. You agree that your termination was mutual and was not a termination by the Company without cause for the purposes of Section 2 of your Noncompete/Nonsolicit Agreement and therefore your post-employment noncompetition obligations under Section 2 remain in effect. To avoid all doubt, the following constitutes your ongoing noncompetition obligations under such Section 2, which noncompetition obligation remains in full effect:

During the period of my employment by the Company and for one year following

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the termination of my employment, regardless of the reasons for my termination, I shall not, anywhere in the United States, directly or indirectly, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, (i) accept employment with any business or entity that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company, or (ii) engage in any business or activity, including but not limited to, the design, manufacture or sale of robots, components for robots or related products or services, that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company.

Your nonsolicitation and other obligations under the Noncompete/Nonsolicit Agreement likewise remain in full effect.

You agree that your eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Continuing Obligations that is separate from your employment with the Company. You agree that you had the opportunity to review the Continuing Obligations and this Agreement with the legal counsel of your choosing. You agree that you would not be eligible for consideration under this Agreement absent your agreement to this Section.

7.Release of Your Claims
In consideration for, among other terms, the consideration for which you are eligible under this Agreement, including without limitation your eligibility for the Transition Period and Severance Payments, and other good and valuable consideration, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, employees, members, investors, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from any and all claims, charges, complaints, obligations, promises, agreements, demands, actions, causes of action, suits, rights, costs, losses, debts, damages, and liabilities of every name and nature, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which you now have, own or hold, or claim to have, own and hold, or which you at any time heretofore had, owned or held, or claimed to have had, owned or held, or which you at any time hereafter may have, own or hold, or claim to have, own or hold, against any or all of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date when you sign this Agreement. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with the Company;
•of wrongful discharge;
•of breach of contract;
•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act (the “ADEA”), any other Claim under the ADEA, Claims of disability

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discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and claims of discrimination or retaliation under Massachusetts General Law c.151B;
•under any other federal or state statute;
•under the Executive Agreement;
•of defamation or other torts;
•of violation of public policy;
•for wages, bonuses, incentive compensation, commissions, stock, stock options, other equity rights, vacation pay, severance pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, this release shall not affect: your vested rights under the Company’s Section 401(k) plan; rights or claims to indemnification, insurance coverage and/or defense you have or might have against the Company under any written agreement or written policy of the Company, any insurance policy, or under any applicable statute; or your rights under this Agreement (including claims for breach of this Agreement and/or to enforce your rights under this Agreement); any rights, you may have as holder of securities of the Company (including also any rights you may have as a holder of securities of the Company (including also any rights you may have under any agreement to which you a party as a holder o the Company’s securities) (but to avoid doubt, you hereby waive any Claims that exist as of the date of this Agreement based on those rights ) ); and claims that cannot be waived as a matter of law, such as for unemployment or worker’s compensation benefits.

8.Non-disparagement
Subject to the Protected Activities Section below, you agree: (i) not to make any disparaging statements, oral or written (including, without limitation, internet postings) concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees, or agents; and (ii) not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. The Company will instruct its C-Suite executives and Board of Directors not to disparage you. These non-disparagement obligations shall not in any way affect any person’s obligation to testify truthfully in any legal proceeding or to engage in the Protected Activities described below.
9.Confidential Information; Inventions
You acknowledge that you have and, prior to the Separation Date, will continue to have access to information concerning the Company and its affiliates that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). All Confidential Information is of irreplaceable value to the Company. Confidential Information includes without limitation the terms of this Agreement. Except as required to perform your responsibilities for the Company, to comply with law or regulation, or as authorized

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in writing in advance by the new CFO, the CEO or the Board, and subject to the Protected Activities Section below, you will not, at any time, use, disclose, or take any action which may result in the use or disclosure of any Confidential Information. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources and during your employment by the Company, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law.
10.Confidentiality of Agreement-Related Information
Subject to the Protected Activities Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney, and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential or as otherwise permitted by the Protected Activities section below. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order or from engaging in the activities described in the Protected Activities section below; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order, to the extent permitted by applicable law.
11.Protected Activities
Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to

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monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
12.Legal Representation
This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.
13.Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company or any other Releasees.
14.Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement (including any of the Continuing Obligations), or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Enforcement
(a) Jurisdiction; Jury Waiver. Except as expressly otherwise provided in the Equity Documents: (i) you and the Company hereby agree that the federal and state courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction and shall be the exclusive venue to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement; and (ii) with respect to any such court action, you (A) submit to the exclusive jurisdiction and exclusive venue of such courts, (B) consent to service of process, and (C) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH COURT ACTION AND WITH RESPECT TO ANY OTHER COURT ACTION BETWEEN YOU AND THE company.
(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth any of the Continuing Obligations, each of which remain in effect, unaltered and unamended by this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of any of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such

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breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. To the fullest extent permitted by applicable law, the prevailing party in any action to enforce any of the provisions of this Agreement shall be liable to the other party for reasonable attorney’s fees and costs incurred by that party in enforcing such provision(s).
(c) Certain Other Remedies. If a court of competent jurisdiction determines that you materially have breached any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payment or provision of Advisor Payments to you or for your benefit under this Agreement and/or require immediate repayment of any Advisor Payments already paid (including the fair market value of any shares issued upon settlement of RSUs or upon the exercise of Company stock options); provided that before seeking these remedies, the Company first must provide you with written notice detailing the alleged material breach and afford you at least fifteen (15) days to effect a cure, to the extent one is reasonably possible. The above remedies in the event of your breach will not (i) affect your continuing obligations under this Agreement, including your release of Claims under the Agreement, which release shall remain in full effect and (ii) limit the Company’s other rights and remedies.
17.Governing Law; Interpretation
Except as expressly otherwise provided in the Equity Documents, this Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your/their heirs, successors and assigns.
18.Entire Agreement
This Agreement, the Continuing Obligations, the specified provisions within the EA regarding Change in Control Benefits, and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company (and any Company affiliate), including without limitation any offer letter or severance plan from or with the Company or any Company affiliate and the Executive Agreement.
19.Time for Consideration; Revocation Period
By entering into this Agreement, you acknowledge that you have been given twenty-one (21) days from the date of this Agreement (the “Consideration Period”) to consider this Agreement. The Company advises you to consult with an attorney before signing this Agreement. You acknowledge that this Agreement includes a release of, among other Claims, Claims under the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act. To accept this Agreement, you must return a signed original of the Agreement or execute the DocuSign version of this agreement so that it is received by the undersigned Company representative by the end of the Consideration Period. In the event that you execute and return this Agreement prior to the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire Consideration Period. For a period of seven (7) business days

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from the date of your execution of this Agreement (the “Revocation Period”), you shall retain the right to revoke this Agreement by written notice that the undersigned Company representative receives before the end of such Revocation Period. This Agreement shall become effective on the day immediately following the expiration of the Revocation Period, provided that you do not revoke this Agreement during that Revocation Period.
20.Counterparts
This Agreement may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing or executing the DocuSign version of this agreement and returning to me the original of this letter within the time period set forth above.
Very truly yours,

By:	/s/ Gary Cohen	11/4/2024
	Gary Cohen	Date
Chief Executive Officer

I have read this Agreement and understand its terms. I understand that the Agreement is legally binding. I am knowingly and voluntarily entering into this Agreement.

The foregoing is agreed to and accepted by:

/s/ Julie Zeiler	11/4/2024
Julie Zeiler	Date